Exhibit 99

                  OMI Corporation Announces Dividend

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 9, 2004--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that its Board of Directors has declared a regular dividend of $.05 per share payable on October 13, 2004 to holders of record September 23, 2004.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 41 vessels, including 15 Suezmaxes and 23 product carriers, aggregating approximately 3.8 million deadweight tons ("dwt"). OMI has on order twelve 37,000 and 47,000 dwt product carriers and has agreed to acquire a 2004 built 37,000 dwt product carrier from another owner, with delivery scheduled in the fourth quarter of 2004. Of those on order, two are scheduled to be delivered in 2004, five in 2005 and five in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789